UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2009

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported on the Form 8-K filed by AbitibiBowater Inc. ("AbitibiBowater") on March 27, 2009, on March 23, 2009, AbitibiBowater, Bowater Incorporated ("Bowater"), Bowater Newsprint South LLC ("Newsprint South"), each a wholly-owned subsidiary of AbitibiBowater, and certain subsidiaries of Bowater and Newsprint South, entered into a letter agreement modifying Bowater's U.S. and Canadian credit agreements (as amended, the "Credit Agreements") to extend the dates for certain scheduled reductions of (i) the outstanding overadvance permitted by each Credit Agreement, (ii) the maximum amount of foreign accounts receivable included in the borrowing base of each Credit Agreement, and (iii) the aggregate lender commitment amount under each Credit Agreement.  Pursuant to the March 23 letter agreement, the date of certain of such reductions was extended to a date that is no later than April 3, 2009 (the "Reversion Date").

The same parties entered into additional letter agreements on each of March 31, 2009 and April 6, 2009, modifying the Credit Agreements to, among other things, (i) further extend the Reversion Date to April 6, 2009 and then to April 14, 2009, (ii) extend the date of certain reductions of the outstanding overadvance permitted by each Credit Agreement, scheduled for February 28, 2009 and March 31, 2009, to the Reversion Date, (iii) extend the required delivery date for certain audited financial statements and the corresponding accountant's certificate for the fiscal year ended December 31, 2008 to the Reversion Date, and (iv) exclude from the borrowing base certain foreign accounts receivable.

Pursuant to the March 31, 2009 letter agreement, Bowater agreed to pay a consent fee to each consenting lender (other than those lenders that consented to the March 23, 2009 letter agreement) in an amount equal to 50 basis points times such lender's commitment under each Credit Agreement. Pursuant to the April 6, 2009 letter agreement, Bowater agreed to pay a consent fee to each consenting lender in an amount equal to 25 basis points times such lender's commitment under each Credit Agreement.

Except as modified by the letter agreements, other material terms and conditions of the Credit Agreements remain in full force and effect.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

	By:	/s/ Jacques P. Vachon
Dated: April 9, 2009		Name: Jacques P. Vachon
Title: Senior Vice-President, Corporate Affairs and Chief Legal Officer